Exhibit 99.1

C1 Financial Reports 2015 Fourth Quarter Results

St. Petersburg, FL, January 28, 2016 - C1 Financial, Inc. (NYSE:BNK) today reported net income of $1.4 million, or $0.09 per diluted common share for the fourth quarter of 2015 (“4Q15”), compared to net income of $5.0 million, or $0.31 per diluted common share for the third quarter of 2015 (“3Q15”), and net income of $1.3 million, or $0.08 per diluted common share for the fourth quarter of 2014 (“4Q14”).

On November 9, 2015, C1 Financial and its wholly owned bank subsidiary, C1 Bank, entered into a definitive agreement and plan of merger (“Agreement”) with Bank of the Ozarks, Inc. (“OZRK”) and its wholly owned bank subsidiary, Bank of the Ozarks (“Ozarks Bank”), whereby, subject to the terms and conditions of the Agreement, OZRK will acquire C1 Financial and C1 Bank in an all-stock transaction valued at approximately $402.5 million, or approximately $25.00 per share of C1 Financial common stock, subject to potential adjustments as described in the Agreement. Upon the closing of the transaction, C1 Financial will merge into OZRK and C1 Bank will merge into Ozarks Bank, with each of OZRK and Ozarks Bank to continue as the surviving entity, respectively. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and approval by C1 Financial shareholders and are described in the Agreement. Although there can be no assurance, the transaction is expected to close in the first half of 2016.

FOURTH QUARTER SUMMARY

4Q15 results were impacted by the following:

1.	We originated $102 million in new loans in the quarter, resulting in C1 Bank originated loans outstanding up $68 million (+6%) from the prior quarter and $323 million (+38%) year-over-year. Loan originations for the year were $549 million, up $60 million (+12%) compared to last year. Overall loans outstanding (including acquired loans) were $1.443 billion at the end of 4Q15 (up 4% from the prior quarter and up 21% year-over-year);

2.	Total deposits grew $14 million (+1.1%) compared to the prior quarter and 9.5% year-over-year. Quarterly growth was primarily due to higher time deposits and a slight increase in core deposits, while year-over-year growth was driven by core deposits, which were up $144 million (+17%). At the end of 4Q15, 3Q15 and 4Q14, core deposits were 78.1%, 78.9% and 73.2% of total deposits, respectively, and noninterest-bearing deposits were 25.1%, 26.6% and 23.9% of total deposits, respectively. These deposit mix changes impacted our cost of total deposits, which grew 1 basis point (“bps”) to 0.47% for 4Q15 when compared to 3Q15, but was down 3 bps when compared to 4Q14;
3.	Adjusted net interest margin (a non-GAAP measure which excludes the impact of purchase accounting accretion income) declined from 4.64% for 3Q15 to 4.40% for 4Q15, reflecting a normalized level of loan fees and reversal of interest income on nonaccrual loans, and was up from 4.05% for 4Q14, reflecting the deployment of excess cash during the year. On a GAAP basis, net interest margin was 4.51% for 4Q15, compared to 4.75% for 3Q15 and 4.24% for 4Q14;

4.	Annualized revenue per employee was $369 thousand in 4Q15, compared to $367 thousand in 3Q15 and $307 thousand in 4Q14, and average assets per employee were $7.3 million in 4Q15, compared to $6.9 million in 3Q15 and $6.4 million in 4Q14, as a result of our efforts to improve our efficiency through the use of technology;
5.	In 4Q15, total nonperforming assets increased $21.0 million when compared to the previous quarter (+$19.2 million in nonaccrual loans and +$1.8 million in other estate owned (“OREO”)), and increased $8.5 million (+$15.1 million in nonaccrual loans and -$6.6 million in OREO) when compared to 4Q14. The increase in nonaccrual loans was primarily due to two commercial real estate loans to a Brazilian borrower. Our Texas Ratio (a non-GAAP measure) was 30.9% at the end of 4Q15, compared to 21.0% at the end of 3Q15 and 29.3% at the end of 4Q14;
6.	C1 Bank originated nonperforming assets accounted for 35% of our total nonperforming assets (with C1 Bank originated nonperforming loans equal to 1.83% of C1 Bank originated loans outstanding). Our allowance for loan losses was 0.56% of total loans at the end of 4Q15 and 0.57% at the end of 3Q15, up from 0.45% at the end of 4Q14 (primarily driven by an increase in general reserves);

7.	Our headcount ended the quarter at 229, down from 239 at the end of 3Q15 and 238 at the end of 4Q14, as a result of our continuing headcount efficiency initiatives and deployment of technology;

8.	Net income for 4Q15 included after-tax merger related expenses of $2.6 million incurred pursuant to the Agreement with OZRK and $100 thousand income tax expense related to BOLI policies surrendered in 2015.

ASSETS

Total assets at the end of 4Q15 were $1.726 billion, $13.0 million higher (+0.8%) than at the end of 3Q15, primarily funded by deposit growth ($13.9 million).

LOANS

Total loans at the end of 4Q15 were $1.443 billion, up $52.4 million (+3.8%) from the end of 3Q15. Loan growth in 4Q15 was mainly driven by loan originations of $101.7 million and funding of unfunded commitments, partially offset by loan prepayments in the C1 Bank originated loan portfolio, and loans paying off in both the C1 Bank originated loan portfolio and in the acquired portfolio. The outstanding balance of C1 Bank originated loans grew $68.0 million (+6.2%) during 4Q15, while the outstanding balance of acquired loans decreased $15.6 million (-5.3%) to $279.4 million at the end of 4Q15. At the end of 4Q15, C1 Bank originated loans represented 81% of the loan portfolio, up from 79% at the end of 3Q15.

DEPOSITS

Total deposits at the end of 4Q15 were $1.278 billion, an increase of $13.9 million (+1.1%) from the end of 3Q15. Core deposits were $998.2 million, or 78.1% of total deposits at the end of 4Q15, compared to $997.8 million, or 78.9% of total deposits at the end of 3Q15. This deposit mix change impacted our cost of total deposits, which was 0.47% in 4Q15 and 0.46% in 3Q15.

ASSET QUALITY

Nonperforming assets totaled $64.3 million at the end of 4Q15, increasing $21.0 million (+48.6%) when compared to the end of 3Q15. The higher amount in 4Q15 was due to an increase of $19.2 million in nonaccrual loans (primarily due to two commercial real estate loans to a Brazilian borrower) and $1.8 million in OREO balances. As a percentage of total assets, nonperforming assets were 3.73% and 2.53% at the end of 4Q15 and 3Q15, respectively, while our Texas Ratio was 30.9% and 21.0% at the end of 4Q15 and 3Q15, respectively. At the end of 4Q15, $22.8 million (35.4%) of total nonperforming assets were related to loans originated by C1 Bank, compared to $2.0 million (4.6%) at the end of 3Q15.

As of December 31, 2015, a loan to a second Brazilian borrower was past due 81 days and we have been informed that the borrower is in the process of making the payments to bring the loan current. If the past due payments are not received as expected, our nonperforming assets would increase to 4.71% of total assets and our Texas Ratio would increase to 39.1% at the end of 4Q15.

Total recoveries of $474 thousand, net of charge-offs of $93 thousand, resulted in net recoveries of $381 thousand in 4Q15 (0.11% of total average loans on an annualized basis as compared to 0.09% for 3Q15). Net recoveries reflected our continued effort to collect deficiencies and a lower level of charge-offs, and provided a $282 thousand reversal of provision for loan losses after covering the allowance for loan losses required for net loan growth.

Our allowance for loan losses at the end of 4Q15 was $8.0 million (representing 0.56% of total loans) as compared to $7.9 million (representing 0.57% of total loans) at the end of 3Q15. On a non-GAAP basis (including remaining loan discount from acquired performing loans), the allowance plus discount amount totaled $10.7 million (representing 0.74% of total loans) at the end of 4Q15, compared to $10.8 million (representing 0.77% of total loans) at the end of 3Q15.

NET INTEREST INCOME AND MARGIN

Net interest income was $17.7 million for 4Q15 and $18.0 million for 3Q15. Net interest margin for 4Q15 declined 24 bps to 4.51% from 4.75% in 3Q15, mainly driven by a lower yield on average earning assets (primarily related to a normalized level of loan fees and reversal of interest income on nonaccrual loans). Adjusted net interest margin (which excludes the effect of purchase accounting) was 4.40% for 4Q15 and 4.64% in 3Q15.

Our excess cash (defined as our available cash above our target liquidity level – See explanation of non-GAAP financial measures) was $5.2 million at the end of 4Q15, while our average excess cash was $37.4 million for 4Q15, $26.8 million higher than for 3Q15.

NONINTEREST INCOME

Noninterest income for 4Q15 totaled $1.8 million, $364 thousand less when compared to 3Q15. The decrease was primarily due to a $670 thousand gain on the early redemption of long-term Federal Home Loan Bank (“FHLB”) advances (included in other noninterest income) in 3Q15, which was partially offset by a $247 thousand increase in gains on sales of loans (due to a higher volume of Small Business Administration (“SBA”) loans sold in 4Q15).

NONINTEREST EXPENSE & TAXES

Noninterest expense totaled $15.7 million in 4Q15, $3.7 million more when compared to 3Q15. The increase was primarily due to higher salaries and employee benefits of $1.2 million (mainly driven by bonus expense) and pre-tax merger related expenses of $2.6 million pursuant to the Agreement with OZRK.

Our income tax expense was $2.6 million for 4Q15 and $3.2 million for 3Q15. The effective tax rate for 4Q15 was 64.9%, which reflected nondeductible merger related expenses relating to the Agreement with OZRK and $100 thousand income tax expense related to BOLI policies surrendered during 2015. The effective tax rate for 3Q15 was 39.3%.

EFFICIENCY

Our efficiency ratio was 80.7% in 4Q15, higher than the 59.4% in 3Q15 primarily due to the increase in noninterest expenses (mainly driven by merger related expense). We also closely track annualized revenue per employee and average assets per employee, as measures of efficiency. Annualized revenue per employee was $369 thousand in 4Q15, compared to $367 thousand in 3Q15, and average assets per employee were $7.3 million in 4Q15, compared to $6.9 million in 3Q15, as a result of our efforts to improve our efficiency through the use of technology.

NET INCOME

Net income was $1.4 million for 4Q15, compared to $5.0 million for 3Q15. This corresponded to a return on average assets of 0.32% and 1.18% for 4Q15 and 3Q15, respectively, and a return on average equity of 2.79% and 10.02% for 4Q15 and 3Q15, respectively.

CAPITAL

Our consolidated Tier 1 leverage ratio was 11.55% and total risk-based capital ratio was 13.85% as of the end of 4Q15, reflecting that we remained well capitalized under Interim Final Basel III rules. Additional capital ratios are presented in the financial tables.

OTHER EVENTS DURING 4Q15

In November 2015, C1 Bank opened in Ft. Lauderdale, its 32nd banking center.

C1 Financial, Inc. Information

Our name expresses our ideals to put our Clients 1st and our Community 1st. We are focused on serving the needs of entrepreneurs, tailoring a wide range of relationship banking services to entrepreneurs and their families, including commercial loans and a full line of depository products. We are based in St. Petersburg, Florida and operate from 32 banking centers and one loan production office on the West Coast of Florida and in Miami-Dade, Broward and Orange Counties. As of September 30, 2015, we were the 17th largest bank headquartered in the state of Florida by assets and the 16th largest by equity, having grown both organically and through acquisitions. Additional information is available at www.c1bank.com.

Forward-Looking Statements

This communication contains certain forward-looking information about C1 and OZRK that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. These forward-looking statements include, without limitation, statements relating to the terms and closing of the proposed transaction between C1 and OZRK, the proposed impact of the merger on OZRK’s financial results, including any expected increase in OZRK’s book value and tangible book value per common share and any expected increase in diluted earnings per common share, acceptance by C1’s customers of OZRK’s products and services, the opportunities to enhance market share in certain markets, market acceptance of OZRK generally in new markets, and the integration of C1’s operations. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about C1 and OZRK. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’ control, including the parties’ ability to consummate the transaction or satisfy the conditions to the completion of the transaction, including the receipt of shareholder approval, the receipt of regulatory approvals required for the transaction on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of C1’s operations with those of OZRK will be materially delayed or will be more costly or difficult than expected; the failure of the proposed merger to close for any other reason; the effect of the announcement of the merger on customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees or customers); dilution caused by OZRK’s issuance of additional shares of its common stock in connection with the merger; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the diversion of management time on transaction related issues; general competitive, economic, political and market conditions and fluctuations; changes in the regulatory environment; changes in the economy affecting real estate values; C1’s ability to achieve loan and deposit growth; projected population and income growth in C1’s targeted market areas; volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans; and the other factors described in C1’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) or described in OZRK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its most recent Quarterly Report on Form 10-Q filed with the SEC. C1 and OZRK assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, all of which speak only as of the date hereof.

ADDITIONAL INFORMATION

This communication is being made in respect of the proposed merger transaction involving C1 Financial, Inc. (“C1”) and Bank of the Ozarks, Inc. (“OZRK”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. In connection with the proposed merger, OZRK has filed with the SEC a registration statement on Form S-4 (Registration Statement No. 333-208877) that includes a prospectus of the Company and a proxy statement of C1. C1 and OZRK also plan to file other documents with the SEC regarding the proposed merger transaction and a definitive proxy statement/prospectus will be mailed to shareholders of C1. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about C1 and OZRK will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from C1’s website at https://www.c1bank.com (in the case of documents filed by C1) and on OZRK’s website at http://www.bankozarks.com under the Investor Relations tab (in the case of documents filed by OZRK).

C1 and OZRK, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of C1 in respect of the proposed merger transaction.   Certain information about the directors and executive officers of C1 is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 20, 2015, its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on March 10, 2015, and its Current Reports on Form 8-K, which were filed with the SEC on July 1, 2015 and September 14, 2015.  Certain information about the directors and executive officers of OZRK is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015 and its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on March 25, 2015. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

C1 Financial, Inc.
Consolidated Balance Sheets - Unaudited
(Dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2015	2015	2014

ASSETS
Cash and cash equivalents	$137,259	$175,289	$185,703
Time deposits in other financial institutions	248	247	-
Federal Home Loan Bank stock, at cost	11,668	11,668	9,224
Loans receivable, net	1,429,131	1,376,617	1,179,056
Premises and equipment, net	65,139	63,613	64,075
Other real estate owned, net	28,330	26,490	34,916
Bank-owned life insurance	37,275	43,018	43,907
Accrued interest receivable	4,641	4,269	3,490
Core deposit intangible	699	754	987
Prepaid expenses	5,613	4,778	5,243
Other assets	5,517	5,740	10,090
Total assets	$1,725,520	$1,712,483	$1,536,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest bearing	$321,034	$336,361	$278,543
Interest bearing	957,231	928,019	888,959
Total deposits	1,278,265	1,264,380	1,167,502

Federal Home Loan Bank advances	242,000	242,000	178,500
Other liabilities	4,274	6,543	4,051
Total liabilities	1,524,539	1,512,923	1,350,053

Stockholders’ equity
Common stock, par value $1.00; 100,000,000 shares authorized	16,101	16,101	16,101
Additional paid-in capital	148,122	148,122	148,122
Retained earnings	36,758	35,337	22,415
Accumulated other comprehensive income	-	-	-
Total stockholders’ equity	200,981	199,560	186,638
Total liabilities and stockholders’ equity	$1,725,520	$1,712,483	$1,536,691

Period-end shares outstanding	16,100,966	16,100,966	16,100,966
Book value per share	$12.48	$12.39	$11.59

C1 Financial, Inc.
Consolidated Income Statements - Unaudited
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

Interest income
Loans, including fees	$20,058	$20,340	$16,870	$76,861	$63,351
Securities	3	3	3	12	62
Federal funds sold and other	248	203	285	866	897
Total interest income	20,309	20,546	17,158	77,739	64,310

Interest expense
Savings and interest-bearing demand deposits	697	654	582	2,584	2,154
Time deposits	844	795	890	3,100	3,809
Federal Home Loan Bank advances	1,034	1,057	755	3,895	2,607
Other borrowings	-	-	12	-	56
Total interest expense	2,575	2,506	2,239	9,579	8,626

Net interest income	17,734	18,040	14,919	68,160	55,684
Provision (reversal of provision) for loan losses	(282)	(67)	(1)	1,118	4,814

Net interest income after provision for loan losses	18,016	18,107	14,920	67,042	50,870

Noninterest income
Gains on sales of securities	-	-	-	-	241
Gains on sales of loans	326	79	209	1,219	2,532
Service charges and fees	633	602	582	2,383	2,240
Bargain purchase gain	-	-	-	-	48
Gains on sales of other real estate owned, net	169	177	329	742	1,049
Bank-owned life insurance	267	276	42	893	160
Mortgage banking fees	-	-	-	-	47
Gains (losses) on disposals of premises and equipment, net	-	-	(4)	2,590	(16)
Other noninterest income	355	980	396	1,974	1,437
Total noninterest income	1,750	2,114	1,554	9,801	7,738

Noninterest expense
Salaries and employee benefits	6,470	5,276	4,834	22,192	18,360
Occupancy expense	1,347	1,388	1,195	5,307	4,505
Furniture and equipment	714	779	712	2,989	2,666
Regulatory assessments	405	349	400	1,505	1,467
Network services and data processing	1,186	1,075	995	4,425	3,819
Printing and office supplies	86	54	119	269	389
Postage and delivery	78	78	74	320	255
Advertising and promotion	868	873	912	3,620	3,546
Other real estate owned related expense, net	371	468	543	1,930	2,168
Other real estate owned - valuation allowance expense	206	102	2,722	374	3,331
Amortization of intangible assets	55	70	86	288	498
Professional fees	521	673	746	2,401	2,920
Loan collection expenses	(43)	86	(5)	130	458
Merger related expense	2,626	-	-	2,626	-
Other noninterest expense	830	701	672	2,996	2,850
Total noninterest expense	15,720	11,972	14,005	51,372	47,232

Income before income taxes	4,046	8,249	2,469	25,471	11,376
Income tax expense	2,625	3,244	1,127	11,128	4,652

Net Income	$1,421	$5,005	$1,342	$14,343	$6,724

Weighted average shares outstanding - basic	16,100,966	16,100,966	16,100,966	16,100,966	14,112,443
Weighted average shares outstanding - diluted	16,100,966	16,100,966	16,100,966	16,100,966	14,112,443

Basic net income per share	$0.09	$0.31	$0.08	$0.89	$0.48
Diluted net income per share	0.09	0.31	0.08	0.89	0.48

C1 Financial, Inc.
Average Balance Sheets - Unaudited
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average Balances (1)	Income/ Expense	Yields/ Rates	Average Balances (1)	Income/ Expense	Yields/ Rates	Average Balances (1)	Income/ Expense	Yields/ Rates

Interest-earning assets
Loans receivable (2)	$1,402,691	$20,058	5.67%	$1,374,425	$20,340	5.87%	$1,145,230	$16,870	5.84%
Securities available for sale and other securities	250	3	4.56%	250	3	4.56%	250	3	4.56%
Federal funds sold and balances at Federal Reserve Bank	145,588	108	0.29%	121,155	68	0.22%	240,126	168	0.28%
Time deposits in other financial institutions	248	1	0.41%	247	-	0.42%	-	-	0.00%
FHLB stock	11,506	139	4.83%	11,824	135	4.51%	9,446	117	4.89%
Total interest-earning assets	1,560,283	20,309	5.16%	1,507,901	20,546	5.41%	1,395,052	17,158	4.88%
Noninterest-earning assets
Cash and due from banks	36,201			38,612			31,701
Other assets (3)	139,308			141,149			125,511
Total noninterest-earning assets	175,509			179,761			157,212
Total assets	$1,735,792			$1,687,662			$1,552,264

Interest-bearing liabilities
Interest-bearing deposits:
Time	$279,752	844	1.20%	$274,925	795	1.15%	$324,347	890	1.09%
Money market	458,114	508	0.44%	443,152	490	0.44%	378,393	423	0.44%
Interest-bearing demand	179,415	168	0.37%	155,418	142	0.36%	142,370	137	0.38%
Savings	38,537	21	0.22%	38,921	22	0.22%	38,263	22	0.22%
Total interest-bearing deposits	955,818	1,541	0.64%	912,416	1,449	0.63%	883,373	1,472	0.66%
Other interest-bearing liabilities:
FHLB advances	238,342	1,034	1.72%	245,847	1,057	1.71%	183,860	755	1.63%
Other borrowings	-	-	0.00%	-	-	0.00%	2,446	12	1.96%
Total interest-bearing liabilities	1,194,160	2,575	0.86%	1,158,263	2,506	0.86%	1,069,679	2,239	0.83%
Noninterest-bearing liabilities and stockholders' equity:
Demand deposits	334,227			325,044			290,628
Other liabilities	5,214			6,127			4,687
Stockholders' equity	202,191			198,228			187,270
Total noninterest-bearing liabilities and stockholder's equity	541,632			529,399			482,585
Total liabilities and stockholders' equity	$1,735,792			$1,687,662			$1,552,264

Interest rate spread (taxable-equivalent basis)			4.30%			4.55%			4.05%
Net interest income (taxable-equivalent basis)		$17,734			$18,040			$14,919
Net interest margin (taxable-equivalent basis)			4.51%			4.75%			4.24%
Average interest-earning assets to interest-bearing liabilities			130.7%			130.2%			130.4%

(1)	Calculated using daily averages.

(2)	Average loans are gross, including nonaccrual loans and overdrafts (net of deferred loan fees and before the allowance for loan losses). Interest on loans includes net deferred fees and costs, and other loan fees of $1.4 million, $1.4 million and $748 thousand in the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

(3)	Other assets include bank-owned life insurance, tax lien certificates, OREO, fixed assets, interest receivable, prepaid expense and others.

C1 Financial, Inc.
Average Balance Sheets - Unaudited
(Dollars in thousands)

	For the Twelve Months Ended
	December 31, 2015			December 31, 2014
	Average Balances (1)	Income/ Expense	Yields/ Rates	Average Balances (1)	Income/ Expense	Yields/ Rates

Interest-earning assets
Loans receivable (2)	$1,318,460	$76,861	5.83%	$1,085,832	$63,351	5.83%
Securities available for sale and other securities	250	12	4.56%	452	62	13.76%
Federal funds sold and balances at Federal Reserve Bank	141,308	367	0.26%	207,010	523	0.25%
Time deposits in other financial institutions	161	1	0.43%	-	-	0.00%
FHLB stock	11,164	498	4.47%	8,779	374	4.26%
Total interest-earning assets	1,471,343	77,739	5.28%	1,302,073	64,310	4.94%
Noninterest-earning assets
Cash and due from banks	37,298			39,209
Other assets (3)	145,724			122,203
Total noninterest-earning assets	183,022			161,412
Total assets	$1,654,365			$1,463,485

Interest-bearing liabilities
Interest-bearing deposits:
Time	$270,325	3,100	1.15%	$350,592	3,809	1.09%
Money market	437,960	1,919	0.44%	351,844	1,526	0.43%
Interest-bearing demand	156,539	579	0.37%	142,588	542	0.38%
Savings	38,821	86	0.22%	38,323	86	0.22%
Total interest-bearing deposits	903,645	5,684	0.63%	883,347	5,963	0.68%
Other interest-bearing liabilities:
FHLB advances	228,724	3,895	1.70%	167,884	2,607	1.55%
Other borrowings	-	-	0.00%	2,860	56	1.96%
Total interest-bearing liabilities	1,132,369	9,579	0.85%	1,054,091	8,626	0.82%
Noninterest-bearing liabilities and stockholders' equity:
Demand deposits	321,401			250,268
Other liabilities	5,030			4,847
Stockholders' equity	195,565			154,279
Total noninterest-bearing liabilities and stockholder's equity	521,996			409,394
Total liabilities and stockholders' equity	$1,654,365			$1,463,485

Interest rate spread (taxable-equivalent basis)			4.43%			4.12%
Net interest income (taxable-equivalent basis)		$68,160			$55,684
Net interest margin (taxable-equivalent basis)			4.63%			4.28%
Average interest-earning assets to interest-bearing liabilities			129.9%			123.5%

(1)	Calculated using daily averages.

(2)	Average loans are gross, including nonaccrual loans and overdrafts (net of deferred loan fees and before the allowance for loan losses). Interest on loans includes net deferred fees and costs, and other loan fees of $4.9 million and $2.4 million in the twelve months ended December 31, 2015 and December 31, 2014, respectively.

(3)	Other assets include bank-owned life insurance, tax lien certificates, OREO, fixed assets, interest receivable, prepaid expense and others.

C1 Financial, Inc.
Selected Quarterly Financial Data - Unaudited
(In thousands, except per share and employee data)

	4Q15	3Q15	2Q15	1Q15	4Q14

Statement of Income Data
Interest income	$20,309	$20,546	$19,115	$17,769	$17,158
Interest expense	2,575	2,506	2,304	2,194	2,239
Net interest income	17,734	18,040	16,811	15,575	14,919
Provision (reversal of provision) for loan losses	(282)	(67)	1,276	191	(1)
Total noninterest income	1,750	2,114	4,335	1,602	1,554
Total noninterest expense	15,720	11,972	11,845	11,835	14,005
Income before income taxes	4,046	8,249	8,025	5,151	2,469
Income tax expense	2,625	3,244	3,282	1,977	1,127
Net income	1,421	5,005	4,743	3,174	1,342

Selected Performance Metrics
Return on average assets	0.32%	1.18%	1.18%	0.82%	0.34%
Return on average equity	2.79%	10.02%	9.88%	6.81%	2.84%
Efficiency ratio (1)	80.7%	59.4%	56.0%	68.9%	85.0%

Full-time equivalent employees at period end	229	239	247	244	238
Revenue per average number of employees (1)	$369	$367	$384	$326	$307
Average assets per average number of employees (1)	7,324	6,888	6,594	6,541	6,414

Per Share Outstanding Data
Net earnings per share	$0.09	$0.31	$0.29	$0.20	$0.08
Diluted net earnings per share	$0.09	$0.31	$0.29	$0.20	$0.08
Weighted average shares	16,101	16,101	16,101	16,101	16,101
Weighted average shares - diluted	16,101	16,101	16,101	16,101	16,101

Book value per share	$12.48	$12.39	$12.08	$11.79	$11.59
Tangible book value per share (1)	$12.42	$12.33	$12.02	$11.72	$11.51
Common shares outstanding at period end	16,101	16,101	16,101	16,101	16,101

Market value per share at period end	$24.21	$19.05	$19.38	$18.75	$18.29
Market range per share:
High	24.49	19.77	19.84	19.10	19.70
Low	18.40	17.66	17.81	16.25	15.98

Balance Sheet Data
Cash and cash equivalents	$137,259	$175,289	$165,200	$182,824	$185,703
Other securities (included in Other assets in consolidated balance sheet)	250	250	250	250	250
Total loans	1,442,644	1,390,275	1,361,459	1,256,606	1,188,522
Loans originated by C1 Bank (Nonacquired)	1,163,212	1,095,247	1,046,227	925,511	840,275
Loans not originated by C1 Bank (Acquired)	279,432	295,028	315,232	331,095	348,247
Net deferred loan fees	(5,482)	(5,726)	(5,599)	(4,881)	(4,142)
Loans receivable, gross (2)	1,437,162	1,384,549	1,355,860	1,251,725	1,184,380
Allowance for loan losses	(8,031)	(7,932)	(7,675)	(5,787)	(5,324)
Loans receivable, net	1,429,131	1,376,617	1,348,185	1,245,938	1,179,056
Total assets	1,725,520	1,712,483	1,677,806	1,596,739	1,536,691
Total interest-bearing deposits	957,231	928,019	893,815	881,318	888,959
Total deposits	1,278,265	1,264,380	1,215,988	1,199,828	1,167,502

Borrowings	242,000	242,000	261,000	202,500	178,500
Federal Home Loan Bank	242,000	242,000	261,000	202,500	178,500
Total liabilities	1,524,539	1,512,923	1,483,251	1,406,927	1,350,053
Total stockholders’ equity	200,981	199,560	194,555	189,812	186,638
Tangible stockholders’ equity (1)	200,033	198,557	193,482	188,659	185,402

Selected Average Balance Sheet Data
Loans receivable, gross (2)	$1,402,691	$1,374,425	$1,286,665	$1,207,295	$1,145,230
Securities available for sale and other securities	250	250	250	250	250
Earning assets	1,560,283	1,507,901	1,430,889	1,383,959	1,395,052
Total assets	1,735,792	1,687,662	1,615,468	1,576,419	1,552,264
Total interest-bearing deposits	955,818	912,416	860,494	884,979	883,373
Total deposits	1,290,045	1,237,460	1,185,325	1,186,076	1,174,001
Borrowings	238,342	245,847	233,065	197,000	186,306
Total stockholders’ equity	202,191	198,228	192,611	189,054	187,270

Yields Earned and Rates Paid
Loans receivable, gross (2)	5.67%	5.87%	5.89%	5.90%	5.84%
Adjusted loans receivable, gross (1),(3)	5.57%	5.77%	5.79%	5.76%	5.65%
Securities available for sale and other securities	4.56%	4.56%	4.56%	4.56%	4.56%
Earning assets	5.16%	5.41%	5.36%	5.21%	4.88%
Total interest-bearing deposits	0.64%	0.63%	0.61%	0.64%	0.66%
Total deposits	0.47%	0.46%	0.44%	0.47%	0.50%
Adjusted total deposits (1),(4)	0.47%	0.46%	0.45%	0.48%	0.50%
Borrowings	1.72%	1.71%	1.72%	1.66%	1.63%
Total interest-bearing liabilities	0.86%	0.86%	0.85%	0.82%	0.83%
Net interest margin (NIM)	4.51%	4.75%	4.71%	4.56%	4.24%
Adjusted NIM (1),(5)	4.40%	4.64%	4.60%	4.41%	4.05%

Capital Ratios
Total capital to risk-weighted assets (6)	13.85%	14.04%	13.60%	14.01%	14.74%
Tier 1 capital to risk-weighted assets (6)	13.32%	13.51%	13.08%	13.59%	14.33%
Common equity tier 1 capital to risk-weighted assets (6)	13.32%	13.51%	13.08%	13.59%	N/A
Tier 1 leverage ratio (6)	11.55%	11.79%	12.01%	12.01%	11.95%
Tangible Equity / Tangible Assets (1)	11.60%	11.60%	11.54%	11.82%	12.07%
Equity / Assets	11.65%	11.65%	11.60%	11.89%	12.15%
Average Equity / Average Assets	11.65%	11.75%	11.92%	11.99%	12.06%

Asset Quality Data
Nonacquired nonperforming assets	$22,761	$2,008	$340	$428	$487
Nonaccrual loans	21,285	2,008	340	428	443
Other real estate owned (OREO)	1,476	-	-	-	44
Nonacquired restructured loans (7)	-	-	-	-	-
Nonacquired nonperforming assets to nonacquired loans plus OREO	1.95%	0.18%	0.03%	0.05%	0.06%

Acquired nonperforming assets	$41,520	$41,256	$44,804	$49,597	$55,323
Nonaccrual loans	14,666	14,766	17,118	19,276	20,451
OREO	26,854	26,490	27,686	30,321	34,872
Acquired restructured loans	954	961	891	900	906
Acquired nonperforming assets to acquired loans plus OREO	13.56%	12.83%	13.07%	13.72%	14.44%

Total nonperforming assets	$64,281	$43,264	$45,144	$50,025	$55,810
Nonaccrual loans	35,951	16,774	17,458	19,704	20,894
OREO	28,330	26,490	27,686	30,321	34,916
Total restructured loans	954	961	891	900	906
Total nonperforming assets to total loans plus OREO	4.37%	3.05%	3.25%	3.89%	4.56%

Net charge-offs (recoveries)	$(381)	$(324)	$(612)	$(272)	$116
Charge-offs	93	94	69	4	552
Recoveries	(474)	(418)	(681)	(276)	(436)

Asset Quality Ratios
Total nonperforming loans to loans receivable	2.49%	1.21%	1.28%	1.57%	1.76%
Total nonperforming assets to total assets	3.73%	2.53%	2.69%	3.13%	3.63%
Allowance for loan losses to nonperforming loans	22.34%	47.29%	43.96%	29.37%	25.48%
Annualized net charge-offs (recoveries) to total average loans	(0.11)%	(0.09)%	(0.19)%	(0.09)%	0.04%
Annualized nonacquired net charge-offs (recoveries) to average nonacquired loans	(0.03)%	(0.01)%	(0.14)%	(0.01)%	0.02%
Allowance for loan losses to total loans receivable	0.56%	0.57%	0.56%	0.46%	0.45%
Allowance for loan losses to nonacquired loans	0.69%	0.72%	0.73%	0.63%	0.63%
Texas ratio (8)	30.9%	21.0%	22.4%	25.7%	29.3%

Loan Composition
Nonacquired loans by type
1-4 family residential real estate	$222,428	$181,431	$146,192	$132,253	$123,421
Owner occupied commercial real estate	140,330	154,748	136,789	139,780	124,067
Nonowner occupied commercial real estate	399,400	385,605	407,654	343,539	311,239
Secured by farmland commercial real estate	50,426	51,452	52,876	54,774	57,825
Multifamily commercial real estate	29,040	26,812	26,721	26,993	27,385
Construction	180,995	152,442	135,586	92,389	88,072
Commercial	52,717	63,972	63,190	57,683	58,809
Consumer	87,876	78,785	77,219	78,100	49,457
Acquired loans by type
1-4 family residential real estate	$81,216	$85,807	$90,516	$96,758	$100,995
Owner occupied commercial real estate	84,084	89,642	95,445	99,859	107,169
Nonowner occupied commercial real estate	73,976	76,579	83,227	86,089	88,363
Secured by farmland commercial real estate	1,608	1,907	1,941	1,977	2,013
Multifamily commercial real estate	4,910	4,924	5,040	5,140	5,516
Construction	16,075	16,381	16,985	18,738	19,364
Commercial	10,918	12,968	14,556	14,704	16,551
Consumer	6,645	6,820	7,522	7,830	8,276

New loan originations (9)	$101,728	$93,459	$177,090	$176,356	$139,009
Unfunded commitments (includes loans, unused lines and standby letters of credit)	176,400	210,389	237,877	245,051	189,049

Deposit Composition
Noninterest-bearing demand	$321,034	$336,361	$322,173	$318,510	$278,543
Interest-bearing demand	182,212	177,688	148,724	146,873	140,598
Money market and savings	494,943	483,745	483,157	460,933	435,105
Retail time	243,521	246,913	247,700	251,825	286,979
Jumbo time (10)	36,555	19,673	14,234	21,687	26,277

(1) See below for the Generally Accepted Accounting Principles (GAAP) reconciliation and explanation of non-GAAP financial measures.

(2) Total loans, net of deferred loan fees and before the allowance for loan losses. Yield on gross loans is calculated on a 365-day basis and may differ from regulatory “Uniform Bank Performance Report” (UBPR) yield, which annualizes quarterly data by a factor of 4 (Section II, UBPR User’s Guide).

(3) Adjusted yield earned on loans receivable excludes loan accretion from the acquired loan portfolio.

(4) Adjusted rate paid on total deposits excludes amortization of premium for acquired time deposits.

(5) Adjusted net interest margin excludes loan accretion from the acquired loan portfolio, and amortization of premiums for acquired time deposits and Federal Home Loan Bank advances.

(6) Ratios are calculated under Interim Final Basel III rules beginning in 1Q15. Ratios are calculated under Basel I rules prior to 1Q15.

(7) Restructured loans include accruing and nonaccrual troubled debt restructurings. Nonaccrual restructured loans are included in nonaccrual loans.

(8) Texas ratio is calculated as nonperforming assets divided by tangible stockholders’ equity plus allowance for loan losses.

(9) New loan originations represent new loan commitments during the periods presented.

(10) Jumbo time deposits are deposits over $250 thousand.

C1 Financial, Inc.

Generally Accepted Accounting Principles (GAAP) Reconciliation and

Explanation of Non-GAAP Financial Measures

(In thousands, except per share and employee data)

Some of the financial measures included in this earnings release are not measures of financial performance recognized by GAAP. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition and results of operations computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP measures that other companies use. The following tables provide a more detailed analysis of these non-GAAP financial measures.

	4Q15	3Q15	2Q15	1Q15	4Q14

Loan loss reserves
Allowance for loan losses	$8,031	$7,932	$7,675	$5,787	$5,324
Acquired performing loans discount	2,629	2,830	3,047	3,242	3,532
Total	$10,660	$10,762	$10,722	$9,029	$8,856
Loans receivable, gross	$1,442,644	$1,390,275	$1,361,459	$1,256,606	$1,188,522
Allowance for loan losses to total loans receivable	0.56%	0.57%	0.56%	0.46%	0.45%
Allowance plus performing loans discount to total loans receivable	0.74%	0.77%	0.79%	0.72%	0.75%

Efficiency ratio
Noninterest expense	$15,720	$11,972	$11,845	$11,835	$14,005
Taxable-equivalent net interest income	$17,734	$18,040	$16,811	$15,575	$14,919
Noninterest income	$1,750	$2,114	$4,335	$1,602	$1,554
Gains on sales of securities	-	-	-	-	-
Adjusted noninterest income	$1,750	$2,114	$4,335	$1,602	$1,554
Efficiency ratio	80.7%	59.4%	56.0%	68.9%	85.0%

Revenue and average assets per average number of employees
Interest income	$20,309	$20,546	$19,115	$17,769	$17,158
Noninterest income	1,750	2,114	4,335	1,602	1,554
Total revenue	$22,059	$22,660	$23,450	$19,371	$18,712
Total revenue annualized	$87,517	$89,901	$94,058	$78,560	$74,238
Total average assets	$1,735,792	$1,687,662	$1,615,468	$1,576,419	$1,552,264
Average number of employees	237	245	245	241	242
Revenue per average number of employees	$369	$367	$384	$326	$307
Average assets per average number of employees	$7,324	$6,888	$6,594	$6,541	$6,414

Tangible stockholders' equity and Tangible book value per share
Total stockholders' equity	$200,981	$199,560	$194,555	$189,812	$186,638
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(699)	(754)	(824)	(904)	(987)
Tangible stockholders' equity	$200,033	$198,557	$193,482	$188,659	$185,402

Common shares outstanding	16,101	16,101	16,101	16,101	16,101
Book value per share	$12.48	$12.39	$12.08	$11.79	$11.59
Tangible book value per share	12.42	12.33	12.02	11.72	11.51

Adjusted yield earned on loans
Reported yield on loans	5.67%	5.87%	5.89%	5.90%	5.84%
Effect of accretion income on acquired loans	(0.10)%	(0.10)%	(0.10)%	(0.14)%	(0.19)%
Adjusted yield on loans	5.57%	5.77%	5.79%	5.76%	5.65%

Adjusted rate paid on total deposits
Reported rate paid on total deposits	0.47%	0.46%	0.44%	0.47%	0.50%
Effect of premium amortization on acquired deposits	0.00%	0.00%	0.01%	0.01%	0.00%
Adjusted rate paid on total deposits	0.47%	0.46%	0.45%	0.48%	0.50%

Adjusted net interest margin
Reported net interest margin	4.51%	4.75%	4.71%	4.56%	4.24%
Effect of accretion income on acquired loans	(0.10)%	(0.09)%	(0.09)%	(0.12)%	(0.16)%
Effect of premium amortization on acquired deposits and borrowings	(0.01)%	(0.02)%	(0.02)%	(0.03)%	(0.03)%
Adjusted net interest margin	4.40%	4.64%	4.60%	4.41%	4.05%

Average excess cash
Average total deposits	$1,290,045	$1,237,460	$1,185,325	$1,186,076	$1,174,001
Borrowings due in one year or less	34,168	16,136	17,750	25,189	28,940
Total base for liquidity	$1,324,213	$1,253,596	$1,203,075	$1,211,265	$1,202,941
Minimum liquidity level (10% of base) (a)	$132,421	$125,360	$120,308	$121,127	$120,294
Average cash and cash equivalents (b)	181,789	159,767	168,740	204,588	271,827
Cash above liquidity level (b)-(a)	49,368	34,407	48,432	83,461	151,533
Less estimated short-term deposits	(11,978)	(23,834)	(20,823)	(11,353)	(24,421)
Average excess cash	$37,390	$10,573	$27,609	$72,108	$127,112

Tangible equity to tangible assets
Total stockholders' equity	$200,981	$199,560	$194,555	$189,812	$186,638
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(699)	(754)	(824)	(904)	(987)
Tangible stockholders' equity	$200,033	$198,557	$193,482	$188,659	$185,402

Total assets	$1,725,520	$1,712,483	$1,677,806	$1,596,739	$1,536,691
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(699)	(754)	(824)	(904)	(987)
Tangible assets	$1,724,572	$1,711,480	$1,676,733	$1,595,586	$1,535,455

Equity/Assets	11.65%	11.65%	11.60%	11.89%	12.15%
Tangible Equity/Tangible Assets	11.60%	11.60%	11.54%	11.82%	12.07%

Definitions of Non-GAAP financial measures

Allowance for loan losses plus performing loans discount to total loans receivable adds the remaining discount on acquired performing loans to the allowance for loan losses to determine the total reserves and loan discounts established against our loans. Our management believes that this metric provides useful information for investors to analyze the overall level of reserves in banks that have completed acquisitions with no allowance carryover.

Efficiency ratio is defined as total noninterest expense divided by the sum of taxable-equivalent net interest income and noninterest income. Noninterest income is adjusted for nonrecurring gains and losses on sales of securities. This ratio is important to investors looking for a measure of efficiency in the Company's productivity measured by the amount of revenue generated for each dollar spent.

Revenue per average number of employees is annualized total interest income and total noninterest income divided by the average number of employees during the period and measures the Company's productivity by calculating the average amount of revenue generated per employee. Average assets per average number of employees is average assets divided by the average number of employees during the period and measures the average value of assets per employee.

Tangible stockholders' equity is defined as total equity reduced by goodwill and other intangible assets. Tangible book value per share is tangible stockholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.

Adjusted yield earned on loans is our yield on loans after excluding loan accretion from our acquired loan portfolio. Our management uses this metric to better assess the impact of purchase accounting on yield on loans, as the effect of loan discounts accretion is expected to decrease as the acquired loans mature or roll off of our balance sheet.

Adjusted rate paid on total deposits is our cost of deposits after excluding amortization of premiums for acquired time deposits. Our management uses this metric to better assess the impact of purchase accounting on cost of deposits, as the effect of amortization of premiums related to deposits is expected to decrease as the acquired deposits mature or roll off of our balance sheet.

Adjusted net interest margin is net interest margin after excluding loan accretion from the acquired loan portfolio and amortization of premiums for acquired time deposits and Federal Home Loan Bank advances. Our management uses this metric to better assess the impact of purchase accounting on net interest margin, as the effect of loan discounts accretion and amortization of premiums related to deposits or borrowings is expected to decrease as the acquired loans and deposits mature or roll off of our balance sheet.

Average excess cash represents the cash and cash equivalents in excess of our minimum liquidity level (defined as 10% of average total deposits plus borrowings due in one year or less), minus Company estimated short-term deposits. In 2015, based on an historical analysis, we changed our methodology for estimating short-term deposits, which reduced the results beginning in 1Q15.

Tangible equity to tangible assets is defined as total equity reduced by goodwill and other intangible assets, divided by total assets reduced by goodwill and other intangible assets. This measure is important to investors interested in relative changes from period-to-period in total equity and total assets, each exclusive of changes in intangible assets. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.